SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS


     This Separation Agreement and Release of All Claims ("Agreement/Release") is between The Network Connection, Inc., a Georgia corporation, its successors and assigns ("Company"), and Dr. Frank E. Gomer ("Gomer") and is entered into as of the 28th day of March 2000.

     WHEREAS, Gomer has been employed by Company and Gomer has submitted his resignation and Company has agreed to accept Gomer's resignation and Gomer's employment relationship with Company shall terminate effective as of March 28, 2000; and

     WHEREAS, Company and Gomer desire to settle and forever resolve and dispose of all and any factual disputes, claims, demands, differences, or other matters, relating to Gomer's employment or resignation and separation from employment with Company.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, Company and Gomer, intending to be legally bound, do hereby agree as follows:

     1. Gomer's last day of work for Company will be March 28, 2000 (the "Termination Date").

     2. In consideration of this Agreement/Release, Gomer will be eligible to receive payment of his salary at the rate at which it was being paid as of the Termination Date, payable in accordance with Company's regular payroll practices in effect from time to time, less normal withholdings and deductions, and Company shall continue to provide to Gomer the benefits that he was receiving as of the Termination Date, for a period of 12 months from the Termination Date (the "Limited Consulting Period"), upon return of this signed Agreement/Release and after the revocation period in Paragraph 13 has expired. As further consideration, Gomer shall also be entitled to receive an additional cash payment of $28,500, less normal withholdings and deductions, upon return of this signed Agreement/Release and after the revocation period in Paragraph 13 has expired. This additional cash payment shall be paid to Gomer within five days after the aforementioned revocation period has expired.

     3. In further consideration of this Agreement/Release, the parties agree as follows:

     (a) Gomer shall make himself available to Company from time to time as reasonably requested during the Limited Consulting Period in order to provide consulting services to Company regarding all aspects of the AVNET and Swissair matters in which Company is currently, and may in the future become, involved. Gomer shall not be obligated to provide consulting services to Company on any other matters. In no event shall these consulting services require more than 60 hours of Gomer's time in any month during the Limited Consulting Period. Gomer shall provide such services at such times as are reasonably requested by Company.

     (b) Except for any and all options granted to Gomer to purchase shares of the Company's and Global Technologies, Ltd.'s ("Global") common stock that are vested as of the date hereof (the "Vested Options"), and the options granted to him to purchase 10,000 shares of the Company's common stock that vest on June 11, 2000 (the "Escrow Options"), any and all options to purchase common stock of either of the Company or Global that have been granted to Gomer shall be deemed canceled, terminated and expired as of the Termination Date and he shall have no further right or claim to any of such options. These options shall not expire on an accelerated basis as would otherwise be the case in connection with a termination from employment, but rather Gomer shall have until the respective expiration dates set forth in the stock option plan and/or grant documents relating to the Vested Options to exercise such options.

     (c) The Escrow Options will be held in escrow and shall be released to Gomer contemporaneously with expiration of the Limited Consulting Period, assuming that Gomer has not breached any term, condition, covenant or other provision of this Agreement/Release. In the event that these options are released to Gomer, they will not have expired on an accelerated basis as would otherwise be the case in connection with a termination from employment, but rather Gomer will have until the respective expiration dates set forth in the stock option plan and/or grant documents relating to the Escrow options to exercise them.

     4. (a) During the Limited Consulting Period, Gomer shall not directly or indirectly induce or attempt to influence any Personnel (as hereinafter defined) to terminate his or her employment with Company and shall not engage in (as a principal, partner, director, officer, agent, executive, consultant or otherwise) or be financially interested in any business operating within the continental United Stated, which is involved in business activities which are the same as, similar to, or in competition with business activities carried on by Company, or being definitely planned by Company, as of the Termination Date. However, nothing contained in this subparagraph 4(a) shall prevent Gomer from holding for investment no more than five percent (5%) of any class of equity securities of a company whose securities are traded on a national securities exchange or on the Nasdaq National Market. As used herein, the term "Personnel" means all directors, officers, managers, members, general partners, employees, agents, brokers, consultants, representatives or other persons or entities rendering services to Company or any affiliate thereof for compensation in any form, whether employed by or independent of Company or any of its affiliates.

     (b) All advertising, sales, manufacturers', and other materials or articles of information, including without limitation data processing reports, customer sales analyses, invoices, price lists or information, samples, budgets, business plans, strategic plans, financing applications, reports, memoranda, correspondence, financial statements, and any other materials or data of any kind furnished to Gomer by Company or developed by Gomer on behalf of Company or at Company's direction or for Company's use or otherwise in connection with Gomer's employment with Company, are and shall remain the sole and confidential property of Company. Gomer shall immediately return any and all such materials that are within his possession or control to the Company. During the Limited Consulting Period and at all times thereafter, Gomer shall not use for his personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company other than the

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Company, any material referred to in this Paragraph or any information regarding the business methods, business policies, procedures, techniques, research or development projects or results, trade secrets, or other knowledge or processes of or developed by Company or any names or addresses of customers or clients, any data on or relating to past, present or prospective customers or clients, or any other confidential information relating to or dealing with the business operations or activities of Company, made known to Gomer or learned or acquired by Gomer while in the employ of Company.

     (c) During the Limited Consulting Period and indefinitely thereafter, Gomer shall not, directly or indirectly, make any statement (oral or written, or by non-verbal communication or conduct) disparaging, deprecating, censuring or otherwise adversely affecting the reputation of Company or any of its affiliates or any of their respective products, services, Personnel or operations. During the Limited Consulting Period and indefinitely thereafter, no director or executive officer of either of Company or Global Technologies, Ltd. shall, directly or indirectly, make any statement (oral or written, or by non-verbal communication or conduct) disparaging, deprecating, censuring or otherwise adversely affecting the reputation of Gomer. Company agrees that, in the event of a breach of this provision, Gomer will be irreparably damaged and that any violation of the immediately preceding sentence shall result in (i) the immediate release of the Escrow Options, (ii) termination of Gomer's consulting obligations contained herein, and (iii) immediate payment of any remaining balance of the payments due to Gomer pursuant to Paragraph 2 above, as opposed to in accordance with regular payroll practices of Company.

     (d) Any and all reports, plans, budgets, writings, inventions, improvements, processes, procedures and/or techniques that Gomer may have made, conceived, discovered or developed, either solely or jointly with any other person of persons, during the term of his employment with Company, whether during working hours or at any other time and whether at the request or upon the suggestion of the Company or otherwise, which relate to or are useful in connection with any business now or hereafter carried on or contemplated by the Company, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of the Company. Gomer shall make full disclosure to Company of any and all such reports, plans, budgets, writings, inventions, improvements, processes, procedures and techniques, and shall do everything reasonably necessary or desirable to vest the absolute title thereto in the Company. Gomer shall write and prepare all specifications and procedures regarding such inventions, improvements, processes, procedures and techniques and otherwise aid and assist the Company so that the Company can prepare and present applications for copyright or Letters Patent therefor and can secure such copyright or Letters Patent wherever possible, as well as reissues, renewals and extensions thereof, and can obtain record title to such copyright or patents so that Company shall be the sole and absolute owner thereof in all countries in which it may desire to have copyright or patent protection. Gomer shall not be entitled to any additional or special compensation or reimbursement regarding any and all such writings, inventions, improvements, processes, procedures and techniques.

     (e) Executive acknowledges that the restrictions contained in the foregoing subparagraphs (a), (b), (c), (d) and (e) in view of the nature of the business in which Company is engaged, are reasonable and necessary in order to protect

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
the legitimate interests of Company, and that any violation thereof would result in irreparable injuries to Company, and Executive therefore acknowledges that, in the event of his violation of any of these restrictions, Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which Company may be entitled.

     (f) If the period of time or the area specified in subparagraph (a) above should be adjudged unreasonable in any proceeding, then the period of time shall be reduced by such number of months or the area shall be reduced by the elimination of such portion thereof or both so that such restrictions may be enforced in such area and for such time as is adjudged to be reasonable. If Executive violates any of the restrictions contained in such subparagraph (a), the restrictive period shall not run in favor of Executive from the time of the commencement of any such violation until such time as such violation shall be cured by Executive to the satisfaction of Company. Gomer hereby acknowledges that Company's payments and provision of benefits to him during the Limited Consulting Period, and Company's other obligations to him hereunder, constitute fair and adequate consideration for his compliance herewith, and he shall not be entitled to any other payment or consideration for such compliance. Gomer further acknowledges that any violation of any of the provisions of this Paragraph 4 shall constitute a material violation of this Agreement/Release and, pursuant to Paragraph 11 herein, shall entitle Company to the return of any consideration provided by Company.

     5. Gomer acknowledges and understands that this Agreement/Release is not meant to imply and does not imply that Company is liable to Gomer for anything on account of any reason whatsoever. Company does not admit and expressly denies that it is liable to Gomer on account of any reason whatsoever and Gomer by executing this Agreement/Release acknowledges that Company is not liable to Gomer on account of any reason whatsoever.

     6. Gomer hereby releases and forever discharges Company and its members, managers, officers, shareholders, directors, agents, servants, and employees from all causes of action, claims, suits, debts, accounts, controversies, sums of money, contracts, promises, agreements, judgments, demands, and liabilities of any kind or nature whatsoever in law, in equity, or otherwise, whether known or unknown, whether asserted or unasserted, especially from any and all claims for compensation, benefits, bonuses, incentives, commissions, expenses, wages, severance pay, vacation pay, fringe benefits, emotional distress, or other monies or accountings, including punitive damages, liquidated damages, exemplary damages, or compensatory damages, physical, mental, or emotional distress, pain and suffering, back pay, front pay, costs, and attorneys' fees, and any other legal or equitable relief (hereinafter collectively referred to as "claims") of or relating to Gomer's employment or separation from employment with Company or any other cause, reason, matter, or thing whatsoever, regardless of when such claims may have occurred. The claims released include, but are not limited to, any claims as might arise under or through any federal or state constitutions, statutes, regulations or policies, or any other federal or state law, statute, decision, order, policy, or regulations, including, but not limited to, the Age Discrimination in Employment Act of 1967, the Older Workers' Benefit Protection

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
Act (OWBPA), the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Pennsylvania Human Relations Act, the Arizona Civil Rights Act, the Arizona Employment Relationship and Constructive Discharge Law, any Vocational or Rehabilitation or Handicap Act, Statute or Regulation, the Americans with Disabilities Act, Family and Medical Leave Act, and any amendments to any of these Acts, or any fair employment practices, or other employment discrimination laws, any other federal, state, and local statute or law relating to hours, wages, and other terms and conditions of employment, the Fair Labor Standards Act, any wage and hour laws, or any wage payment and collection related laws, Employee Retirement Income Security Act of 1974 (ERISA), Consolidated Omnibus Budget Reconciliation Act (COBRA), Occupational Safety and Health Act, and amendments to any and all of these Acts, any other health, medical, insurance, pension, profit sharing, or fringe benefit related statute, law or rule, Worker's Compensation laws, the common law, civil codes, constitutions, actions in tort, or wrongful discharge, or breach of any employment contract or agreement, or breach of any other contract, express or implied, or breach of covenant of good faith and fair dealing, or express or implied public policy of the United States, the Commonwealth of Pennsylvania, the State of Arizona or any other state.

     7. Gomer acknowledges that he has been instructed to and has had the opportunity to review this Agreement/Release with an attorney or any representative of his choosing before signing it. Gomer further acknowledges that he was given 21 days from March 28, 2000 to April 23, 2000 to review and consider and, in fact, reviewed and considered this Agreement/Release, and has agreed to its terms.

     8. Gomer states that the terms of this Agreement/Release have been completely read, are fully understood, and are voluntarily accepted after complete consideration of all facts and legal claims.

     9. Gomer knowingly and intentionally waives all rights to employment, re-employment, and reinstatement at Company under any laws, statutes, ordinances, or case decisions.

     10. Gomer and Company agree that the terms of this Agreement/Release shall be interpreted under and consistent with the laws of the Commonwealth of Pennsylvania.

     11. Gomer understands and acknowledges that if he violates any provision of this Agreement/Release in any material respect, all compensation and benefits shall immediately cease and Company shall be entitled to the return of any consideration provided by Company.

     12. If any court of competent jurisdiction shall hold invalid any part of this Agreement/Release, then the court making such determination shall have the right to modify this Agreement/Release and in its reduced form this Agreement/Release shall be enforceable to the fullest extent permissible by law.

     13. Gomer understands and acknowledges that he may revoke this Agreement/Release within seven days after execution. Any such revocation must be in writing addressed to S. Lance Silver, The Belgravia, 1811 Chestnut Street, Suite 120, Philadelphia, PA 19103. Should Gomer exercise such right of revocation, he agrees that he immediately will return to the Company all consideration given to him under the terms of this Agreement/ Release. Gomer and

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
the Company further agree this Agreement/ Release does not become effective or enforceable until the revocation period has expired. In the event Gomer exercises his right of revocation, this Agreement/Release shall be null and void. Gomer further understands and acknowledges that following the seven day revocation period, each and every provision of this Agreement/Release shall become effective retroactively to the date of this Agreement/Release.

     14. The party prevailing in any action at law under this Agreement/Release shall be entitled to have its reasonable attorneys' fees and other costs of litigation paid for by the other party to the litigation.

     15. This document states the whole agreement between the parties. Any changes to this Agreement/Release must be in writing and initialed by both parties.

     16. Gomer understands that the amounts of money which shall be paid to him shall be treated as payment under this Agreement/Release and shall be in settlement of any disputes he may have with the Company, whether asserted or unasserted, known or unknown, including, but not limited to, claims referred to in Paragraph 6.

     17. This Agreement/Release and its terms and conditions shall remain confidential and neither Gomer nor his representatives shall disclose or discuss the contents, terms, or conditions of this Agreement/Release, except that Gomer may disclose the terms of this settlement to his immediate family, attorneys, representative, and/or accountant, or if legally compelled to do so by order or decree of a court of competent jurisdiction.

     18. Gomer acknowledges, warrants, and represents that he has returned and/or will immediately return any property, documents or other written material, personnel files, tapes, or discs which contain any information relating to the business of the Company.

     19. Gomer agrees that he will not, directly or indirectly, make or solicit or encourage others to make any remarks concerning the Company or its officers which tend to cause the Company to be viewed in an unfavorable or negative light from the date of this Agreement forward.

     20. Gomer understands that if he brings any future legal action or proceeding of any kind against the Company or makes any claim against the Company, other than an action or claim based upon a breach of this Agreement/Release by the Company or upon any action by the Company which occurs subsequent to the date of this Agreement/Release, the Company shall be entitled to be reimbursed by Gomer for all legal fees, costs and expenses incurred by the Company in defending itself or enforcing its rights relative to such matters.

     21. Gomer declares that the terms of this Agreement/Release have been completely read, are fully understood, and are voluntarily accepted after complete consideration of all facts and legal claims.

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
     22. Gomer understands that by signing this Agreement/Release and accepting the consideration set forth herein, he is receiving benefits to which he is otherwise not entitled. Gomer understands that he is receiving and the Company is providing this consideration solely as a result of and the Company's reliance on Gomer entering into this Agreement/Release and Gomer complying with each and every provisions of this Agreement/Release including but not limited to those relating to the non solicitation of personnel, customers or prospective customers, engaging in any activities in competition with the Company, the non disclosure of trade secrets and confidential information, and the return of all property belonging to the Company.

     23. This Agreement/Release is intended to supersede the agreement between Gomer and the Company, dated June 11, 1999 (the "Agreement"). From this date forward, the Agreement is deemed null and void and of no further force or effect.

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
     I declare that the terms of the Agreement/Release have been completely read, are fully understood, and are voluntarily accepted after complete consideration of all facts and legal claims.


------------------------------------         -----------------------------------
Dr. Frank E. Gomer                           Witness


Date
    --------------------------------



THE NETWORK CONNECTION, INC.



By:
   ------------------------------------------
Name:Robert Pringle
Title: President and Chief Operating Officer


Date
    --------------------------------

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